Exhibit 99.1

Deltagen Reports Second Quarter 2002 Financial Results

— Revenues more than double as compared to last year’s second quarter —

REDWOOD CITY, Calif., August 1, 2002—Deltagen, Inc. (Nasdaq: DGEN) today reported financial results for the three-month period ended June 30, 2002. Revenue for the second quarter of 2002 was $5.9 million, compared to $2.7 million for the corresponding quarter of 2001. During the second quarter of 2002, Deltagen began recognizing revenue from the company’s DeltaBase™ agreement with Merck & Co., Inc.

Costs and expenses for the quarter ended June 30, 2002 were $25.4 million, compared to $15.7 million in the second quarter of 2001. The net operating cash burn was $7.9 million. The increase in costs and expenses was due primarily to the acquisition of Bristol-Myers Squibb Pharma Research Labs L.L.C. (BMSPRL) in February 2002 and investments associated with expansion of the knockout production pipeline, as well as scale-up of the company’s drug discovery programs. Excluding non-cash charges for depreciation, amortization of intangibles and amortization of unearned stock compensation, cost and expenses for the second quarter of 2002 were $21.7 million. Cash collection from customers totaled $13.8 million for the quarter.

Net interest income was $220,000 in the three months ended June 30, 2002, compared to $1.1 million in the prior year second quarter. The net loss for the quarter ended June 30, 2002 was $19.2 million, or $0.52 per share, versus a loss of $11.9 million,

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or $0.41 per share, in the prior year second quarter. At June 30, 2002, cash, cash-equivalents, and marketable securities totaled $76.6 million.

“The value of our products was clearly recognized by our increased revenue as well as our ability to secure $25.3 million in private financing. Moving forward, we will continue the production of our drug discovery programs coupled with prudent management of our net cash burn rate via the implementation of new revenue programs and expense control. As an example, we recently launched a pilot study of DeltaOne™ that offers access to our mice, data and intellectual property on a gene-by-gene basis. We are pleased to announce today that Millennium Pharmaceuticals, Inc. has become our first partner in this new program,” said William Matthews, Ph.D., chairman and chief executive officer at Deltagen.

Recent key accomplishments:

•	Raised $25.3 million in a private placement and secured bank financing of $25 million

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Strengthened management group with the additions of Dr. Geoffrey Yarranton as executive vice president of Research and Development, and Dr. Donald Karanewsky, senior vice president and site director, Deltagen Research Laboratories

•	Announced gene function agreement with Schering Plough-Research Institute

•	Delivered eighth quarterly release of DeltaBase to current subscribers, now totaling 500 gene targets

•	Announced the fourth potential therapeutic target from the company’s Target Research and Development program, its internal drug discovery engine

•	Filed our 900th application with the United States Patent and Trademark Office

Deltagen will hold its second quarter financial results conference call on Thursday, August 1, 2002 at 4:30 P.M. EDT. Domestic callers should call 877.708.7191; international callers should call 706.634.1551. To access the conference call post the live

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call, interested parties should dial 800.642.1687 or 706.645.9291 and refer to reservation number 4926025. The call will also be available via the internet, www.deltagen.com.

Headquartered in Redwood City, California, Deltagen is an emerging leader in the discovery and development of drugs from the human genome. Through its Target Research and Development program, Deltagen has established secreted protein and small-molecule discovery programs in the areas of oncology, metabolic disorders and inflammatory diseases. Proprietary target discovery and validation technologies, integrated chemistry capabilities, and state-of-the-art drug metabolism and toxicology programs support Deltagen’s drug discovery efforts. Deltagen’s technology portfolio will serve to advance a series of drug candidate compound initiatives toward the clinic. Deltagen currently has secreted protein partnership agreements with Eli Lilly and Company and Hyseq, Inc. Deltagen’s database product, DeltaBase™, provides a database of in vivo-derived mammalian gene function information. Current DeltaBase collaborators include three of the largest pharmaceutical companies in the world: Pfizer, Inc.; GlaxoSmithKline plc; and Merck & Co.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including uncertainties related to product and drug development and delivery of DeltaBase quarterly releases, uncertainties related to the need for regulatory or other government approvals, Deltagen’s patents and other intellectual property and the patents and other intellectual property of its subsidiaries, uncertainties related to integration with its acquisition targets, dependence on proprietary technology, uncertainty of market acceptance of the company’s products, including our chemistry capability and xenobiotic technology, uncertainty related to Deltagen’s ability to raise additional capital if necessary, uncertainties related to business opportunities, the receipt of future payments, including milestones and royalties, the continuation of customer relationships and other risks cited in the risk factors sections of Deltagen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and Deltagen’s other securities filings with the Commission. These forward-looking statements speak only as of the date hereof. Deltagen disclaims any intent or obligation to update these forward-looking statements.

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